EXHIBIT D (2)

          Certificate of Incorporation, dated December 31, 1991

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                                State of Delaware

                                     [seal]

                          Office of Secretary of State


         I, JEFFREY D. LEWIS, ACTING SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF INCORPORATION OF "AIG LIFE INSURANCE COMPANY" FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF DECEMBER, A.D. 1991, AT 8:31 O'CLOCK A.M.


                                                      /S/ JEFFREY D. LEWIS

[SEAL]                              AUTHENTICATION:  ACTING SECRETARY OF STATE

                                                     DATE:   JANUARY 6, 1992



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                          CERTIFICATE OF INCORPORATION
                                       OF
                           AIG LIFE INSURANCE COMPANY

     FIRST: The name of the corporation is AIG Life Insurance Company.

     SECOND: Its registered office in the State of Delaware is to be located at 600 King Street, Wilmington, New Castle County, Delaware, 19801 and its registered agent at that address is Jonathan Neipris.

     THIRD: The nature of the business of the corporation and the purposes to be promoted by it are to engage in the business of insurance and any lawful acts or activities for which corporation law of the State of Delaware related to the business of insurance.

     FOURTH: The amount of the total authorized capital stock of the corporation shall be $5,000,000.00. The capital stock shall be represented by 1,000,000 shares, having a par value of $5.00.

     FIFTH: The name and mailing address of the Incorporator is as follows:

          Name                    Address
     Jonathan Neipris         600 King Street
                              Wilmington, DE 19801

     SIXTH: This corporation reserves the rights to amend, alter, change and repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law and all rights conferred on officers, directors and stockholders herein are granted subject to this reservation.

     SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, amend and repeal the By-Laws of this corporation.

     EIGHTH: No contract, act or other transaction between this Corporation and any person or persons, copartnership, corporation or association shall be affected or invalidated by the fact that any one or more of the stockholders, directors, or officers of this Corporation is interested in, or is a stockholder, director or officer of such other corporation or association or is a party to or interested in such contract, act or other transaction or in any way connected with such person or persons, copartnership, association or between this Corporation and another corporation, either of them is a stockholder in the other. Any person who may become a director of this Corporation is hereby relieved from all disability or liability arising out of any contract entered into in good faith with the Corporation for the benefit of himself or any person or person, copartnership, association or corporation in which he may have or represent a financial interest.

     NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them, or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, on the application in a summary way of (a) this Corporation, (b) any creditor or stockholder of this Corporation, (c) any receiver or receivers appointed for this Corporation under the provisions of
Section 291, of Title 8 of the Delaware Code, or (d) any trustees in dissolution appointed for this Corporation under the provisions of Section 279 of said Title 8, may order a meeting of the creditors or class of stockholders, to be summoned in such a manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement of the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, or all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

     TENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify any and all of its Directors and Officers, who shall serve as an Officer or Director of this Corporation at the request of this Corporation, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any other provision of the Certificate of Incorporation, any provision of the By-Laws, any agreement, any vote of Stockholders or disinterested Directors or otherwise, both as to action in his official capacity while holding such office and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Officer, Employee, or Agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     I, the undersigned, being the incorporator for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, and the acts amendatory thereof, and supplemental thereto, do make and file this Certificate of Incorporation, hereby declaring and certifying that the facts stated herein are true and accordingly hereunto have set my hand and seal this 6th day of December, 1991.

                                               /s/ Jonathan P. Neipris
                                                        (Seal)
                                                   Jonathan P. Neipris

     IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed under the seal of the corporation this 6th day of December, 1991.

                                                  AIG LIFE INSURANCE COMPANY

                                                      /s/ RJ O'Connell
                  [Corporate Seal]          By: ________________________________
                                                      Robert J. O'Connell

                                                      /s/ Elizabeth M. Tuck
                                            Attest: ____________________________
                                                      Elizabeth M. Tuck
                                                      Secretary